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                                                                       EXHIBIT 5

                               September 26, 1996

The Board of Directors
Tera Computer Company

Dear Sirs:

       We have acted as counsel for Tera Computer Company (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the resale of shares of Common Stock and Redeemable Common Stock Purchase Warrants, including the shares of Common Stock issuable upon exercise of the Warrants (together, the "Securities") of the Company by the holders thereof (the "Selling Shareholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

       Based on the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the state of Washington; and

          2. The Securities have been duly authorized and are or, when issued pursuant to their terms, will be, legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    STOEL RIVES LLP


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